EXHIBIT 10.2

Exhibit A
CHANGE OF CONTROL AGREEMENT
Parties:	Analysts International Corporation 3601 West 76th Street, Suite 600 Minneapolis, MN 55435	(“Company”)
– and –
	Randy W. Strobel 2543 Bridle Creek Trail Chanhassen, Minnesota 55317	(“Executive”)

Effective Date:	August 25, 2008

RECITALS:

A.           This Change of Control Agreement is Exhibit A to that certain Employment Agreement between the Company and Executive having a Commencement Date of August 25, 2008 (the “Employment Agreement”), and is an integral part of the Employment Agreement between the parties.

B.           Executive currently serves as the Senior Vice President, Chief Financial Officer.  Executive has extensive knowledge and experience relating to the Company’s business.

C.           The parties recognize that a “Change in Control” may materially change or diminish Executive’s responsibilities and substantially frustrate Executive’s commitment to the Company.

D.           The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a “Change of Control Termination” to encourage Executive to continue in his position in the event of a Change of Control.

E.           The parties further desire to provide certain benefits payable upon a termination of Executive’s employment following a Change of Control.

F.           This Change of Control Agreement is an integral part of the Employment Agreement between the Company and Executive.  As such, the parties acknowledge and agree that this Change of Control Agreement is supplemental to, and does not supersede, the Employment Agreement (including but not limited to Sections 8.1 and 8.2 thereof).

AGREEMENTS:

1. Term of this Change of Control Agreement.  Except as otherwise provided herein, this Change of Control Agreement shall commence on the date specified above and shall continue in effect until the third anniversary of the date set forth above; provided, however, that if a Change of Control of the Company shall occur during the term of this Change of Control Agreement, this Change of Control Agreement shall continue in effect for a period of twelve (12) months beyond the date of such Change of Control.  If, prior to the earlier of the third anniversary of this Change of Control Agreement or a Change of Control, Executive’s employment with the Company terminates for any reason or no reason, or if Executive no longer serves as an executive officer of the Company, this Change of Control Agreement shall immediately terminate, and Executive shall not be entitled to any of the compensation and benefits described in this Change of Control Agreement.  Any rights and obligations accruing before the termination or expiration of this Change of Control Agreement shall survive to the extent necessary to enforce such rights and obligations.

2. “Change of Control.”  For purposes of this Change of Control Agreement, “Change of Control” shall mean any one or more of the following events occurring after the date of this Change of Control Agreement:

(a)
The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a Change of Control;

(b)
A merger or consolidation to which the Company is a party if the persons who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving corporation;

(c)
Any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more than fifty-percent (50%) of the total combined voting power of all classes of stock issued by the Company;

(d)
The purchase or other acquisition by any one person, or more than one person acting as a group, of all or substantially all of the total gross value of the assets of the Company during the twelve-month period ending on the date of the most recent purchase or other acquisition by such person or persons.  For purposes of this Section 2(d), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets;

(e)
A change in the composition of the Board of Directors of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” cease for any reason to constitute at least a sixty-six and two-thirds percent (66-2/3%) majority of the Board.  For purposes of this event, “Continuity Directors” means those members of the Company’s Board of Directors who either:

(1)	were directors at the beginning of such consecutive twelve (12) month period; or

(2)	were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

As used in this Change of Control Agreement, “person” means and includes any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, persons acting as a group, joint venture or other entity, and any affiliate of any of the foregoing.  “Affiliate” means and includes any entity that directly or indirectly controls, is controlled by, or is under common control with any such person, where “control” means (i) the power to direct (or cause the direction of) the management and policies of an entity, whether through ownership of voting securities, through contract or otherwise, or (ii) ownership of at least twenty percent (20%) of the voting stock, shares or interests of such entity.

3. “Change of Control Termination.”  For purposes of this Change of Control Agreement, “Change of Control Termination” shall mean any of the following events occurring upon or within twelve (12) months after a Change of Control:

(a)
The termination of Executive’s employment by the Company for any reason, except for termination by the Company for “cause.”  For purposes of this Change of Control Agreement, “cause” shall have the same meaning as set forth in Executive’s employment agreement with the Company, as amended from time to time.

For purposes of this Section 3(a), an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company.

(b)
The termination of employment with the Company by Executive for “Good Reason.”  Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his decision to terminate.  “Good Reason” shall mean a good faith determination by Executive that any one or more of the following events has occurred upon or within twelve (12) months after a Change of Control; provided, however, that such event shall not constitute Good Reason if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his decision to terminate within ninety (90) days of the occurrence of such event:

(1)
A change in Executive’s reporting title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change of Control which, in Executive’s reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned); provided, however, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by Executive;

(2)
A reduction by the Company in Executive’s base salary or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change of Control or as thereafter increased;

(3)
The Company’s requiring Executive to be based more than fifty (50) miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the travel obligations which Executive undertook on behalf of the Company during the ninety-day period immediately preceding the Change of Control (without regard to travel related to or in anticipation of the Change of Control);

(4)
The Company’s failure to cover Executive under any pension, bonus, incentive, stock ownership, stock purchase, stock option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement (collectively referred to as the “Benefit Plans”) that, in the aggregate, provide substantially similar benefits to Executive (and/or Executive’s family and dependents) at a substantially similar total cost to Executive (e.g., premiums, deductibles, co-pays, out-of-pocket maximums, and required contributions) relative to the benefits and total costs under the Benefit Plans in which Executive (and/or Executive’s family or dependents) was participating at any time during the ninety-day period immediately preceding the Change of Control;

(5)
Any purported termination by the Company of Executive’s employment that is not properly effected pursuant to a written notice that specifies the provision pursuant to which such notice is given and which complies with all other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

(6)
Any refusal by the Company to continue to allow Executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change of Control, Executive was not expressly prohibited in writing by the Board from attending to or engaging in.

Termination for “Good Reason” shall not include Executive’s death or a termination for any reason other than one of the events specified in clauses (1) through (6) above.

4. Compensation and Benefits.  Subject to the limitations contained in this Change of Control Agreement, upon a Change of Control Termination, Executive shall be entitled to all of the following compensation and benefits:

(a)	Within ten (10) business days after a Change of Control Termination, the Company shall pay to Executive:

(1)	All salary and other compensation earned by Executive through the date of the Change of Control Termination at the rate in effect immediately prior to such Termination;

(2)
All other amounts to which Executive may be entitled to receive under any compensation plan maintained by the Company, subject to any distribution requirements contained therein, including but not limited to amounts payable under the Company’s Special Executive Retirement Plan, or any successor plan;

(3)
A severance payment, payable in a lump sum in cash, equal to one hundred percent (100%) of  the amount of Executive’s annual Base Compensation (as such term is defined in the Employment Agreement)  payable by the Company (or any predecessor entity or related entity) for the calendar year immediately prior to the Change of Control Termination.  For purposes of this paragraph, “predecessor entity” and “related entity” shall have the meaning set forth in Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(b)
The Company shall provide Executive with six (6) months of continuation coverage (“COBRA coverage”) under the Company’s life, health, dental and other welfare plans as required by the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, and applicable state law.

(c)
The Company shall provide Executive with outplacement services for twelve (12) months following the Change of Control Termination or, if earlier, until Executive has accepted employment with another employer.

Notwithstanding the foregoing, if any of the payments described in this Section 4 above are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the Change of Control Termination, such payments shall not be paid or commence earlier than the first day of the seventh month following the Change of Control Termination, but shall be paid or commence during the calendar year following the year in which the Change of Control Termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A.  Further, in no event shall the benefits described in Section 4(c) extend beyond December 31st of the second calendar year following the calendar year in which the Change of Control Termination occurs.

For the avoidance of doubt, Executive acknowledges and agrees that the total amount of severance payments payable to Executive upon any Change of Control for lost base compensation shall not exceed 100% of his annual Base Compensation at the time of the Change of Control.

5. Limitation on Change of Control Payments.  Executive shall not be entitled to receive any Change of Control Payment, as defined below, which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder.  In the event any Change of Control Payment payable to Executive would constitute a “parachute payment,” Executive shall have the right to designate those Change of Control Payments which would be reduced or eliminated so that Executive will not receive a “parachute payment.”  For purposes of this Section 5, a “Change of Control Payment” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

6. Withholding Taxes.  The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

7. Successors and Assigns.  This Change of Control Agreement shall inure to the benefit of and shall be enforceable by Executive, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place.  Failure of the Company to obtain such agreement before the effective date of such event shall be a material breach of this Change of Control Agreement and shall entitle Executive to all of the benefits provided in Sections 4 and 5 hereof as if Executive had terminated employment for Good Reason following a Change in Control.

8. Notices.  For the purpose of this Change of Control Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Change of Control Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

9. Captions.  The headings or captions set forth in this Change of Control Agreement are for convenience only and shall not affect the meaning or interpretation of this Change of Control Agreement.

10. Governing Law.  The validity, interpretation, construction and performance of this Change of Control Agreement shall be governed by the laws of the State of Minnesota.

11. Construction.  Wherever possible, each term and provision of this Change of Control Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any term or provision of this Change of Control Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

12. Amendment; Waivers.  This Change of Control Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Change of Control Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Change of Control Agreement, or of any subsequent breach by such party of a provision of this Change of Control Agreement.  Notwithstanding anything in this Change of Control Agreement to the contrary, the Company expressly reserves the right to amend this Change of Control Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

13. Entire Agreement.  This Change of Control Agreement (together with the Employment Agreement and any contemporaneous stock option agreement between the parties) supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto.  All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

14. Counterparts.  This Change of Control Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Arbitration.  Any dispute arising out of or relating to this Change of Control Agreement or the alleged breach of it, or the making of this Change of Control Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced business law or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Change of Control Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Change of Control Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  Unless otherwise ordered by the arbitrator, the parties shall share equally in the payment of the fees and expenses of the arbitrator.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees, including the arbitrator’s fees, and expenses, and the prevailing party’s travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Change of Control Agreement to be duly executed and delivered as of the day and year first above written.

ANALYSTS INTERNATIONAL CORPORATION
By: /s/ Elmer N. Baldwin Its: President and CEO
RANDY W. STROBEL /s/ Randy W. Strobel (“Executive”)